Quantum Receives Fleet Contract from Dow Chemical
Plug-in hybrid Ford F-150 features new Quantum F-Drive powered by Dow Kokam lithium ion technology

Irvine, Calif.  May 25, 2011, Quantum Fuel Systems Technologies Worldwide, Inc. (Nasdaq: QTWW) announced today that it has received a contract to deliver 100+ plug-in hybrid electric (PHEV) pickup truck fleet vehicles powered by Dow Kokam lithium ion battery technology to The Dow Chemical Company (NYSE: DOW).

Quantum developed the new hybrid drive system "Quantum F-Drive" specifically for the Ford F-150 pickup truck, one of the highest volume selling fleet vehicles in America. Quantum's research and development group designed the system to meet the demanding truck applications of America's largest fleet operators and to provide a mission-ready solution to meet President Barack Obama's goal of converting the Federal government's vehicle fleet to hybrids, electric vehicles and other alternative-fuel vehicles.

"Quantum is proud to be partnering with The Dow Chemical Company to launch the PHEV F-150 truck," said Alan Niedzwiecki, President and CEO of Quantum Technologies.  "We are excited and impressed by Dow's progressive thinking, environmental stewardship and willingness to lead."

"Dow is a recognized leader in sustainability, as demonstrated by our 2015 Sustainability Goals to reduce energy consumption and emissions, as well as in our mission to passionately innovate what is essential to human progress by providing sustainable solutions... like solar shingles and battery components for electric and hybrid-electric vehicles," said Dave Kepler, Dow's executive vice president, Business Services and Chief Sustainability Officer.  "By converting approximately 5 percent of our U.S. truck fleet to PHEV battery technology, we are driving the adoption of energy alternatives beyond existing boundaries while we work to reduce emissions and dependence on fossil fuel for fleet operations."

F-150 PHEV Technical Specifications

The F-Drive system provides a unique combination of low operating costs through substantially increased fuel efficiency, reliability, low maintenance cost, emission reduction benefits and extended range capability. Ideal for fleet vehicle driving characteristics, the F-150 PHEV has a 35 mile electric-only range, shifting to hybrid electric mode thereafter for a total range of over 400 miles.

Providing the energy and power balance required for demanding fleet applications, the 20 kWh Dow Kokam battery enables delivery of the required vehicle range in addition to speeds of up to 85 mph and 0-60 MPH acceleration in less than 12 seconds.

The F-Drive system, has been integrated in the F-150 truck such that there is no impingement into the cab or cargo bed and maintains full ground clearance. The fleet vehicles, incorporating Quantum's F-Drive, will meet Department of Transportation Federal Motor Vehicles Safety Standards, US Environmental Protection Agency, California Air Resources Board emission requirements, and incorporate Dow Kokam Lithium Ion batteries.

"Quantum and Dow Kokam are cooperating to bring some of the first PHEV, light duty fleet vehicles to market that truly meet the performance demands and cost payback requirements of corporate fleets," said Chuck Reardon, commercial vice president, Dow Kokam.  "This is possible because Dow Kokam's advanced battery technology and Quantum's expert vehicle engineering are capable today of delivering the performance necessary to meet the needs of visionary companies like Dow."

About Quantum

Quantum Fuel Systems Technologies Worldwide, Inc., (NASDAQ: QTWW) a fully integrated alternative energy company, is a leader in the development and production of advanced propulsion systems, energy storage technologies, and alternative fuel vehicles. Quantum's wholly owned subsidiary, Schneider Power Inc., and affiliate Asola Advanced and Automotive Solar Systems GmbH complement Quantum's emerging renewable energy presence through the development and ownership of wind and solar farms, and manufacture of high efficiency solar modules. Quantum's portfolio of technologies includes electronic controls, hybrid electric drive systems, natural gas and hydrogen storage and metering systems and alternative fuel technologies that enable fuel efficient, low emission hybrid, plug-in hybrid electric, fuel cell, and natural gas vehicles. Quantum's powertrain engineering, system integration, vehicle manufacturing, and assembly capabilities provide fast-to-market solutions to support the production of hybrid and plug-in hybrid, hydrogen-powered hybrid, fuel cell, natural gas fuel, and specialty vehicles, as well as modular, transportable hydrogen refueling stations. Quantum's customer base includes automotive OEMs, dealer networks, fleets, aerospace industry, military and other government entities, and other strategic alliance partners.

About Dow Kokam
Dow Kokam brings technologically advanced and economically viable battery solutions to the transportation, defense, industrial and medical industries. Uniting Dow, Kokam America and Dassault SVE creates the first battery and energy management systems manufacturer to combine viable, scalable large-format battery technology with the market franchise, manufacturing expertise and market knowledge necessary to become the clear partner of choice across industries.

Dow Kokam was established in 2009 to develop and manufacture advanced energy storage technologies for the transportation and other industries. The company is owned by The Dow Chemical Company, TK Advanced Battery LLC and Groupe Industriel Marcel Dassault.

Forward Looking Statements:

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements included in this report, other than those that are historical, are forward-looking statements and can generally be identified by words such as "may," "could," "will," "should," "assume," "expect," "anticipate," "plan," "intend," "believe," "predict," "estimate," "forecast," "outlook," "potential," or "continue," or the negative of these terms, and other comparable terminology.  Various risks and other factors could cause actual results, and actual events that occur, to differ materially from those contemplated by the forward looking statements.   The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

More information can be found about the products and services of Quantum, Dow Kokam and Schneider Power and Asola at http://www.qtww.com/ , www.dowkokam.com, or you may contact:

Brion D. Tanous

Principal, CleanTech IR, Inc.

Email:  btanous@cleantech-ir.com

310-541-6824

Dale Rasmussen

Quantum Technologies

Email: drasmussen@qtww.com

206-315-8242

Erik Moser

On behalf of Dow Kokam

312-729-4395

Email:  emoser@golinharris.com

©2011 Quantum Fuel Systems Technologies Worldwide, Inc.

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